EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

BETWEEN

PEOPLES BANK SB

AND

NORTHWEST INDIANA BANCORP

AND

DAVID A. BOCHNOWSKI

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13.	INDEMNIFICATION AND JOINT OBLIGATION.	16
14.	BINDING EFFECT.	16
15.	NOTICES.	16
16.	TAX WITHHOLDING.	17
17.	ARBITRATION.	17
18.	NO ASSIGNMENT.	17
19.	NONSOLICITATION.	17
20.	EXECUTION IN COUNTERPARTS.	17
21.	JURISDICTION AND GOVERNING LAW.	17
22.	SEVERABILITY.	17
23.	PRIOR UNDERSTANDINGS.	18
24.	PAYMENTS UPON INCOME INCLUSION UNDER SECTION 409A OF THE CODE.	18

ii

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of December 29, 2008 (the “Effective Date”), by and between Northwest Indiana Bancorp (the “Company”) and Peoples Bank SB (together, the “Bank” unless otherwise noted) and David A. Bochnowski (the “Executive”) but effective as of April 19, 2006.

This Agreement amends and restates the prior Employment Agreement between the Company and the Executive dated April 19, 2006 (the “Prior Agreement”).  It has been amended and restated for compliance with the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

W I T N E S S E T H   THAT:

WHEREAS, the Bank acting through its Board of Directors (“Board”) desires to continue to employ the Executive as its Chairman and Chief Executive Officer, and the Executive desires to continue in such employment;

NOW, THEREFORE, the Bank and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

1.           Employment and Term.

(a)           Employment.  The Bank shall employ the Executive as the Chairman and Chief Executive Officer of the Bank, and the Executive shall so serve, for the term set forth in Paragraph 1(b).

(b)           Term.  The initial term of the Executive’s employment under this Agreement shall commence as of the Effective Date and end thirty-six calendar months thereafter, subject to the extension of such term as hereinafter provided and subject to earlier termination as provided in Paragraph 7, below.  Beginning on the day immediately after the Effective Date, the term of this Agreement shall be extended automatically for one (1) additional day for each day which has then elapsed since the Effective Date, unless, at any time after the Effective Date, either the Board of Directors of the Bank or the Executive gives written notice to the other, in accordance with Paragraph 15, below, that such automatic extension of the term of this Agreement shall cease.  Any such notice shall be effective immediately upon delivery.  The initial term of this Agreement, plus any extension by operation of this Paragraph 1, shall be hereinafter referred to as the “Term.”

2.           Duties.  During the period of employment as provided in Paragraph 1(b) hereof, the Executive shall serve as Chairman and Chief Executive Officer of the Bank and have all powers and duties consistent with such positions, subject to the reasonable direction of the Board.  The Executive shall also continue to serve as a member of the Board if elected.  The Executive shall devote his best efforts to fulfill faithfully, responsibly and to the best of his ability his duties hereunder; provided, however, that with the approval of the Board, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board’s judgment, will not present any material conflict of interest with the Bank or any of its subsidiaries or affiliates or divisions, or unfavorably affect the performance of the Executive’s duties, or will not violate any applicable statute or regulation.  The Executive shall keep track of his time and expenses spent on the affairs of the Company and shall so advise the Bank so as to allow for a proper allocation of the Executive’s salary and expenses between the Company and the Bank.

3.           Salary.

(a)           Base Salary.  For services performed by the Executive for the Bank pursuant to this Agreement during the period of employment as provided in Paragraph 1(b) hereof, the Bank shall pay the Executive a base salary at the rate of Three Hundred Thirty-Five Thousand Dollars ($335,000.00) per year, payable in substantially equal installments in accordance with the Bank’s regular payroll practices.  The Executive’s base salary (with any increases under paragraph (b), below) shall not be subject to reduction, except that prior to a Change of Control, the Bank may decrease the Executive’s base salary if the consolidated operating results of the Company are significantly less favorable than those achieved for the fiscal year ended December 31, 2005, and the Bank makes similar decreases in the base salaries it pays to the executive officers of the Bank.  Any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Bank (including those under Paragraphs 4, 5 and 6) or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the base salary to which the Executive shall be entitled under this Agreement.

(b)           Salary Increases or Decreases.  During the period of employment as provided in Paragraph 1(b) hereof, the base salary of the Executive shall be reviewed no less frequently than annually by the Board to determine whether or not the same should be increased in light of the duties and responsibilities of the Executive and the performance of the Bank or decreased under the circumstances permitted in Section 3(a).  If it is determined that an increase or decrease is merited, such increase or decrease shall be promptly put into effect and the base salary of the Executive as so increased or decreased shall constitute the base salary of the Executive for purposes of Paragraph 3(a).

(c)           Expenses, Automobile and Clubs.  The Bank shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in the performance of his services under this Agreement.  The Bank further agrees to provide the Executive with the full time use of an automobile of a make and model selected by the Executive, not more than two years old, commensurate with his position and as approved by the Compensation Committee of the Board of Directors.  Subject to the approval of the Board of Directors of the Bank, the Bank shall reimburse the Executive for all initiation fees and dues associated with membership in professional, social, civic and service organizations which the Executive joins or has joined and which membership, in whole or in part, furthers the interests of or promotes the interests of the Bank or assists the Executive in business relationships on behalf of the Bank.

4.           Annual Bonuses.  For each calendar year during the term of employment, the Executive shall be eligible to receive in cash an annual performance bonus as may be set by Board.

5.           Equity Incentive Compensation.  During the term of employment hereunder the Executive shall be eligible to participate, in an appropriate manner relative to other senior executives of the Bank, in any equity-based incentive compensation plan or program approved by the Board from time to time, including (but not by way of limitation) the Company’s Amended and Restated 2004 Stock Option and Incentive Plan.

6.           Other Benefits.

(a)           Insurance Plans.  The Bank agrees to continue funding all premiums as they become due pursuant to the following insurance policies, and any other insurance policies that may in the future be purchased, under which the Executive is an insured until such time as the Executive attains the age of sixty-six (66).

Company/Policy No.	Type	Benefit Amount

Assurant Employee Benefits Group Policy #54075 Certificate No. 36	Group Life and AD&D	$400,000

Principal Financial Group Group Policy #N31368 Location 09	Group Life and AD&D	$148,000

Mass. Mutual Life Insurance And New York Life Insurance Policy Nos. 0064748 and 56608619	Endorsement Split Dollar Plan	$200,000

American States Life Insurance Policy No. 0100432728	Individual Life Insurance	$500,000

Valley Forge Life Insurance Co. Policy No. 84040058	Universal Life Insurance	$438,659*

New York Life Policy No. 56612175	Universal Life Insurance	$100,000

*Death Benefit Value as of Feb. 7, 2006

Notwithstanding the above, in the event of a Change in Control (as defined in Paragraph 8(c)) of the Bank, the Bank agrees to immediately pay the Executive the amount of all such future premiums on the above policies as shall be reasonably expected to become due, plus any amount as may be necessary under Paragraph 10, prior to the Executive attaining the age of sixty-six (66).  In the event such payment is made, the Bank shall be relieved of its obligation to continue funding premiums as they become due.

(b)           Vacation.  Notwithstanding anything herein to the contrary, the Executive shall be entitled to a maximum of six weeks vacation to be taken during such times as may be chosen by the Executive.  Any vacation time not taken during any calendar year and any unused vacation days in existence as of the date hereof may be taken with the consent of the Compensation Committee of the Board, which consent shall not be unreasonably withheld.  Vacation time for each calendar year shall be considered earned as of the first day of each calendar year.

(c)           Other.  The Executive shall be entitled to participate in all of the various retirement, welfare, fringe benefit and executive perquisite plans, programs and arrangements of the Bank as they may exist from time to time.  Notwithstanding the limitations of any health benefit plan maintained by the Bank, the Bank agrees to pay the costs of any necessary physical examinations and the costs of all diagnostic testing incurred by the Executive on his own behalf.

7.           Termination.  Unless this Agreement is earlier terminated in accordance with the following provisions of this Paragraph 7, the Bank shall continue to employ the Executive and the Executive shall remain employed by the Bank during the entire Term of this Agreement as set forth in Paragraph 1(b).  Paragraph 9 hereof sets forth certain obligations of the Bank in the event that the Executive’s employment hereunder is terminated.  Certain capitalized terms used in this Agreement are defined in Paragraph 8, below.

(a)           Death or Disability.  Except to the extent otherwise provided in Paragraph 9, this Agreement shall terminate immediately (a Date of Termination) in the event of the Executive’s death or in the event that the Executive becomes disabled.  The Executive will be deemed to be disabled if he (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.  If any question arises as to whether the Executive is disabled, upon reasonable request therefor by the Board, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability.  In accordance with Paragraph 15, the Bank shall promptly give the Executive written notice of any such determination of the Executive’s disability and of any decision of the Bank to terminate the Executive’s employment by reason thereof.  In the event of disability, until the Date of Termination, the base salary payable to the Executive under Paragraph 3(a) hereof shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Executive in accordance with any disability policy or program of the Bank.

(b)           Discharge for Cause.  In accordance with the procedures hereinafter set forth, the Board may discharge the Executive from his employment hereunder for Cause.  Except to the extent otherwise provided in Paragraph 9, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for Cause.  Any discharge of the Executive for Cause shall be communicated by a Notice of Termination to the Executive given in accordance with Paragraph 15 of this Agreement.  For purposes of this Agreement, a

“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the termination date, which may be as early as the date of the giving of such notice.  In the case of a discharge of the Executive for Cause, the Notice of Termination shall include a copy of a resolution duly adopted by the Board at a meeting called and held for such purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote), finding that, in the reasonable and good faith opinion of the Board, the Executive was guilty of conduct constituting Cause.  No purported termination of the Executive’s employment for Cause shall be effective without a Notice of Termination.

(c)           Termination for Other Reasons.  The Bank may discharge the Executive for reason other than Cause by giving written notice to the Executive in accordance with Paragraph 15 at least thirty (30) days prior to the Date of Termination.  The Executive may resign from his employment, without liability to the Bank, by giving written notice to the Bank in accordance with Paragraph 15 at least thirty (30) days prior to the Date of Termination.  Except to the extent otherwise provided in Paragraph 9, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for reasons other than Cause or resigns.

8.           Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)           “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (A) the Executive’s base salary under Paragraph 3(a) through the Date of Termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid and (C) any unused vacation, expense reimbursements (regardless of whether a claim for such has yet been filed) and other cash entitlements due the Executive as of the Date of Termination.  For the purpose of this Paragraph 8(a), dollar amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued unless it has been specifically approved by the Board in accordance with the applicable plan, program or policy.

(b)           “Cause” shall mean:  (A) the Executive’s commission of an act materially and demonstrably detrimental to the goodwill of the Bank or any of its subsidiaries, which act constitutes gross negligence or willful misconduct by the Executive in the performance of his material duties to the Bank or (B) the Executive’s conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability.  No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Bank.  In addition, no act or omission will constitute Cause unless the Bank has given detailed written notice thereof to the Executive and, where remedial action is feasible, he then fails to remedy the act or omission within a reasonable time after receiving such notice.

(c)           “Change of Control” shall mean any of the following:

(i)           a change in the ownership of the Bank or the Company, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank or the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Company.  Such acquisition may occur as a result of a merger of the Company or the Bank into another entity which pays consideration for the shares of capital stock of the merging Company or Bank.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Bank or the Company (or to cause a change in the effective control of the Bank or the Company within the meaning of subsection (ii)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank or the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This subsection applies only when there is a transfer of stock of the Bank or the Company (or issuance of stock of the Bank or the Company) and stock in the Bank or the Company remains outstanding after the transaction.

(ii)           a change in the effective control of the Bank or the Company, which shall occur only on either of the following dates:

1)           the date any one person, or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Bank or the Company.

2)           the date a majority of members of the Company’s board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of the Company.

If any one person, or more than one person acting as a group, is considered to effectively control the Bank or the Company, the acquisition of additional control of the Bank or the Company by the same person or persons is not considered to cause a change in the effective control of the Bank or the Company (or to cause a change in the ownership of the Bank or the Company within the meaning of subsection (i) of this section).

(iii)           a change in the ownership of a substantial portion of the Bank’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  No change in control occurs under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer.  A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to –

1)           a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

2)           an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank.

3)           a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank; or

4)           an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of this subsection (iii) and except as otherwise provided in paragraph 1) above, a person’s status is determined immediately after the transfer of the assets.

(iv)           For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Bank or the Company; provided, however, that they will not be considered to be acting as a group if they are owners of an entity that merges into the Bank or the Company where the Bank or the Company is the surviving corporation.

(d)            “Date of Termination”  shall mean (A) in the event of a discharge of the Executive by the Board for Cause, the date specified in such Notice of Termination, (B) in the event of a discharge of the Executive without Cause or a resignation by the Executive, the date specified in the written notice to the Executive (in the case of discharge) or the Bank (in the case of resignation), which date shall be no less than thirty (30) days from the date of such written notice, (C) in the event of the Executive’s death, the date of the Executive’s death, (D) in the event of termination of the Executive’s employment by reason of disability pursuant to Paragraph 7(a), the date the Executive receives written notice of such termination, and (E) upon termination of this Agreement due to a Change in Control, the date of such Change in Control.

(e)           “Good Reason” shall mean any of the following:  (A) the failure to re-elect the Executive as Chairman and Chief Executive Officer and as a member of the Board of Directors with full voting rights, (B) assignment of duties inconsistent with the Executive’s position, authority, duties or responsibilities, or any other action by the Bank which results in a substantial diminution of such position, authority, duties or responsibilities, (C) any substantial failure by the Bank to comply with any of the provisions of this Agreement or (D) the Bank’s giving notice to the Executive to stop further operation of the evergreen feature described in Paragraph 1 above; provided, however, that actions taken by the Board of Directors of the Bank under subparagraphs (A) and (B) by reason of the Executive’s inability to perform the responsibilities contemplated by those sections because of a physical or mental injury or disease shall not be deemed “Good Reason.”  In addition, resignation by the Executive for any reason during the one (1)-year period immediately after a Change of Control shall be deemed to be a resignation for Good Reason.

(f)           The Executive shall have a “Termination of Employment” if there is a termination of services provided by the Executive to the Bank, whether voluntarily or involuntarily, other than by reason of death or disability, as determined by the Board in accordance with Treas. Reg. §1.409A-1(h).  In determining whether an Executive has experienced a Termination of Employment, the following provisions shall apply:

1)           To the extent the Executive provides services to the Bank or Company (the “Employer”) solely as an employee, except as otherwise provided in part (3) of this subsection, a Termination of Employment shall occur when the Executive has experienced a termination of employment with the Employer.  The Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Executive and the Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Executive will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Executive has been providing services to the Employer less than 36 months).

If the Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Executive and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Executive retains a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Employer.

2)           If the Executive provides services to the Employer as an independent contractor, except as otherwise provided in part (3) of this subsection, a Termination of Employment shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract(s) is determined by the Board to constitute a good-faith and complete termination of the contractual relationship between the Executive and the Employer.

3)           If the Executive provides services to the Employer as both an employee and an independent contractor, a Termination of Employment generally shall not occur until the Executive has ceased providing services for the Employer as both as an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (1) and (2) of this subsection, respectively.  Similarly, if the Executive either (i) ceases providing services for the Employer as an independent contractor and begins providing services for the Employer as an employee, or (ii) ceases providing services for the Employer as an employee and begins providing services for the Employer as an independent contractor, the Executive will not be considered to have experienced a Termination of Employment until the Executive has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (1) and (2) of this subsection.

Notwithstanding the foregoing provisions in this part (3), if the Executive provides services for the Employer as both an employee and as a director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by the Executive as a director shall not be taken into account in determining whether the Executive has experienced a Termination of Employment as an employee, and the services provided by the Executive as an employee shall not be taken into account in determining whether the Executive has experienced a Termination of Employment as a director.

4)           For the purpose of determining whether the Executive has experienced a Termination of Employment, the term “Employer” shall mean:

(I)           The entity for which the Executive performs services and with respect to which the legally binding right to compensation deferred or contributed under this Agreement arises; and

(II)           All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or notincorporated, under common control), as applicable.  In order to identify the group of entities described in the preceding sentence, an ownership threshold of at least 50% shall be substituted for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

Any reference in this Agreement to a “termination of employment,” severance from employment, separation from employment, resignation or discharge otherwise entitling the Executive to payment hereunder shall be deemed to mean a Termination of Employment.

9.           Obligations of the Bank Upon Termination.  The following provisions describe the obligations of the Bank to the Executive under this Agreement upon termination of his employment.  However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Bank or any of its subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Bank or any of its subsidiaries.

(a)           Death, Disability, Discharge for Cause or Resignation Without Good Reason.  In the event of the death or disability of the Executive, or upon the Executive’s Termination of Employment by reason of his discharge by the Bank for Cause, or upon the Executive’s Termination of Employment by reason of his resignation other than for Good Reason, the Bank shall pay to the Executive, or his heirs or estate in the event of the Executive’s death, all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation or incentive compensation, shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive.  In addition to the foregoing, in the event this Agreement terminates by reason of the death of the Executive, then within thirty (30) days of the death of the Executive, the Bank shall pay to the Executive’s heirs or estate in a lump sum in cash an amount equal to the sum of the Executive’s then-current annual base salary and the amount of the most recent annual bonus received by the Executive.

(b)           Discharge Without Cause or Resignation with Good Reason.  In the event of the Executive’s Termination of Employment by reason of the discharge of the Executive by the Bank without Cause, or by reason of the resignation of the Executive for Good Reason, then the Bank shall pay to Executive, or his heirs or estate in the event of the Executive’s death, in addition to the compensation and benefits described in paragraph (a), the following benefits:

(i)           A cash bonus for the year of termination equal to the most recent annual bonus received by the Executive,

(ii)           Payment in a lump sum of an amount equal to three (3) times the Executive’s then-current base salary as in effect prior to the termination,

(iii)           Payment in a lump sum of an amount equal to three (3) times the most recent annual bonus received by the Executive,

(iv)           Continuation, for a period of three (3) years after the Date of Termination, of welfare benefits and senior executive perquisites at least equal to those which would have been provided if the Executive’s employment had continued for that time,

(v)           A payment equal to that described in Paragraph 6(a) as necessary to fund the future premiums on such insurance policies as shall be reasonably expected to become due prior to the Executive reaching the age of sixty-six (66); and

(vi)           Outplacement services, at the expense of the Bank, from a provider reasonably selected by the Executive.

The amounts payable under paragraphs (b)(i), (ii), (iii) and (v) shall be paid no later than thirty (30) days after the Date of Termination.  To the extent any benefits or perquisites provided under paragraph (b)(iv) provide for reimbursements of expenses incurred by the Executive, or in-kind benefits, the following conditions must be satisfied:

(1)           The benefit or perquisite must provide an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;

(2)           The benefit or perquisite must provide for the reimbursement of expenses incurred or for the provision of the in-kind benefits during an objectively and specifically prescribed period;

(3)           The benefit or perquisite must provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year;

(4)           The reimbursement of an eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and

(5)           The right to reimbursement or in-kind benefit must not be subject to liquidation or exchange for another benefit.

(c)           Disability.  In the event of the disability of the Executive, then the Bank shall pay to the Executive in addition to the compensation and benefits described in paragraph (a), the following benefits:

(i)           A cash bonus for the year of termination equal to the most recent annual bonus received by the Executive, payable within thirty (30) days after the Date of Termination;

(ii)           Cash compensation during each year between the Date of Termination and the earlier of the date upon which the Executive attains age seventy (70) or the death of the Executive equal to sixty-six percent (66%) of both the then current base salary and the most recent annual bonus received by the Executive, payable at such time as compensation is payable to employees of the Bank generally; and

(iii)           Continuation of welfare benefits and senior executive perquisites at least equal to those which would have been provided if the Executive’s employment had continued for that time as the cash compensation in (ii) continues (payable in accordance with the same rules as apply to those benefits payable under Section 9(b)(iv)).

Notwithstanding the foregoing, the payments due under this section following the Date of Termination shall be offset dollar-for-dollar by the amount of disability payments paid to the Executive for periods following the Date of Termination in accordance with any disability policy or program of the Bank.

(d)           Level of Bonus and Welfare Benefits after a Change of Control.  If the Executive’s employment terminates for any reason after a Change of Control, the phrase “most recent annual bonus” as used in paragraphs (b)(i) and (iii) and (c) shall be replaced by the phrase “most recent annual bonus received by the Executive prior to the Change of Control,” and the phrase “would have been provided if the Executive’s employment had continued for that time” as used in paragraph (b)(iv) and (c)(iii) shall be replaced by the phrase “were provided to the Executive immediately prior to the Change of Control;” provided, however, that this paragraph (d) shall not apply to (b)(i) and (iii) and (c) or to (b)(iv) and (c)(iii) if the benefits the Executive would receive under (b)(i) and (iii) and (c) or (b)(iv) and (c)(iii) would be greater without the application of this paragraph (d).

(e)           Continuing Obligations After Termination.  If the Executive’s employment with the Bank terminates for any reason, the Bank’s obligations and the Executive’s obligations under Paragraphs 9 through 19 shall continue after termination of the employment relationship.

(f)           Six Month Delay. To the extent the Executive is a “specified employee” (as defined below) as of his Termination of Employment, payments due to the Executive as a result of his Termination of Employment shall begin no sooner than six months after the Executive’s Termination of Employment; provided, however, that any payments not made during the six month period described in this subsection (f) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six month period.  For purposes of this Agreement, the term “specified employee” shall have the meaning set forth in

Treasury Reg. Section 1.409A-1(i) and shall include, without limitation, (1) an officer of the Bank or the Company having annual compensation greater than $130,000 (as adjusted for inflation under the Code), (2) a five percent owner of the Bank or the Company, or (3) a one percent owner of the Bank or the Company having annual compensation of more than $150,000.  The determination of whether the Executive is a “specified employee” shall be made by the Bank in good faith applying the applicable Treasury regulations.

10.           Certain Additional Payments by the Bank.  The Bank agrees that:

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Bank to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)           Subject to the provisions of paragraph (c), below, all determinations required to be made under this Paragraph 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm which is then serving as the auditors for the Bank (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Bank and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Bank.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint a nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Bank.  Any Gross-Up Payment, as determined pursuant to this Paragraph 10, shall be paid by the Bank to the Executive within five (5) days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any good faith determination by the Accounting Firm shall be binding upon the Bank and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Bank should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Bank exhausts its remedies pursuant to paragraph (c), below, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Executive.

(c)           The Executive shall notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than thirty (30) business days after the Executive is informed in writing of such claim and shall apprise the Bank of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Bank notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)           Give the Bank any information reasonably requested by the Bank relating to such claim,

(ii)           Take such action in connection with contesting such claim as the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Bank,

(iii)           Cooperate with the Bank in good faith in order effectively to contest such claim, and

(iv)           Permit the Bank to participate in any proceedings relating to such claim;

provided, however, that the Bank shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this paragraph (c), the Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Bank shall determine; provided, however, that if the Bank directs the Executive to pay such claim and sue for a refund, the Bank shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Bank’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Executive of an amount advanced by the Bank pursuant to paragraph (c), above, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Bank’s complying with the requirements of said paragraph (c)) promptly pay to the Bank the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Bank pursuant to said paragraph (c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Bank does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

(e)           Notwithstanding anything contained in this Paragraph 10 to the contrary, if the present value of the payments made under this Agreement, without taking into account the Gross-Up Payment, is no greater than one hundred and five percent (105%) of the amount payable to the Executive assuming the Executive’s payments under this Agreement were limited to the maximum amount that could be payable without application of the excise tax imposed by Section 4999 of the Code (the “Section 4999 Limit”), the Executive’s payments shall be limited to the Section 4999 Limit.

(f)           For purposes of complying with Section 409A of the code, any Gross-Up Payment will be made by the end of the Executive’s taxable year next following Executive’s taxable year in which the Executive remits the related taxes.  In addition, any reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether Federal, state, local, or foreign, must be made by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

11.           No Set-Off or Mitigation.  The Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, bankers right of set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

12.           Payment of Certain Expenses.  The Bank agrees to pay promptly as incurred, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Bank, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest initiated by the Executive about the amount of any payment due pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

13.           Indemnification and Joint Obligation.  To the fullest extent permitted by law, the Bank shall indemnify the Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ and experts’ fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Bank or any of its subsidiaries.  The Company and the Bank are jointly and severally liable to provide the payment of all compensation, payments and/or benefits due to the Executive or his beneficiaries under this Agreement or any of the plans, programs or arrangements referred to hereby.

14.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Bank and the Company.  The Bank and the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Company would be required to perform this Agreement if no such succession had taken place.  Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Bank and the Company in accordance with the operation of law, and such successor shall be deemed the “Bank” or the “Company,” as appropriate, for purposes of this Agreement.

15.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by recognized commercial delivery service or if mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Board or the Bank, to: Peoples Bank SB 9204 Columbia Avenue Munster, Indiana 46321 Attention: Corporate Secretary
If to the Executive, to: David A. Bochnowski 10203 Cherrywood Lane Munster, Indiana 46321

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

16.           Tax Withholding.  The Bank shall provide for the withholding of any taxes required to be withheld by federal, state or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Bank to or for the benefit of the Executive under this Agreement or otherwise.  The Bank may, at its option: (a) withhold such taxes from any cash payments owing from the Bank to the Executive, (b) require the Executive to pay to the Bank in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

17.           Arbitration.  Except as to any controversy or claim which the Executive elects, by written notice to the Bank, to have adjudicated by a court of competent jurisdiction, any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration at a mutually agreed site in accordance with the laws of the State of Indiana.  The arbitration shall be conducted in accordance with the rules of the American Arbitration Association.  The costs and expenses of the arbitrator(s) shall be borne by the Bank.  The award of the arbitrator(s) shall be binding upon the parties.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

18.           No Assignment.  Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

19.           Nonsolicitation.  The Executive covenants that upon his Date of Termination, he shall not, for a period of one (1) year following the Date of Termination directly recruit any person who is an employee of the Bank; solicit, encourage or induce any such employee to leave the Bank’s employ or solicit, encourage or induce any customer of the Bank to cease doing business with the Bank.

20.           Execution in Counterparts.  This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

21.           Jurisdiction and Governing Law.  This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Indiana, without regard to the conflict of laws provisions of such laws.

22.           Severability.  If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.  Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.  Nothing herein shall be construed as requiring the Bank to make any payment which would be prohibited under 12 C.F.R. 359.  In the event a payment required under the terms of this Agreement cannot lawfully be made because of the limitations of

12 C.F.R. 359, the obligation to make such payment shall be deferred until such time as the limitations of 12 C.F.R. 359 shall no longer apply.  Upon deferring any payment required under this Agreement due to the limitations of 12 C.F.R. 359, the Bank shall provide the Executive with a legal opinion of counsel addressing the exact provisions of 12 C.F.R. 359 which pose the barrier to payment.

23.           Prior Understandings.  This Agreement embodies the entire understanding of the parties hereto and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof.  No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.  The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

24.           Payments upon Income Inclusion under Section 409A of the Code.  Upon the inclusion of any amount into the Executive’s income as a result of the failure of this Agreement to comply with the requirements of Section 409A of the Code, a payment not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Agreement to comply with Section 409A of the Code and the regulations promulgated thereunder.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the Company and the Bank have caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, effective as of the date first written above.

PEOPLES BANK SB

By:	/s/ James L. Wieser
Name:	James L. Wieser
Title:	Chairman of Compensation Committee of the Board of Directors

NORTHWEST INDIANA BANCORP

By:	/s/ James L. Wieser
Name:	James L. Wieser
Title:	Chairman of Compensation Committee of the Board of Directors

DAVID A. BOCHNOWSKI

/s/ David A. Bochnowski
10203 Cherrywood Lane
Munster, Indiana 46321